UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

WINTRUST FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Illinois	36-3873352
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9700 W. Higgins Road, Suite 800
Rosemont, Illinois	60018
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Depositary Shares, Each Representing a 1/1,000th Interest in a Share of 7.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series F, no par value, with a liquidation preference of $25,000 per share

The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-271788

Securities to be registered pursuant to Section 12(g) of the Act:

None.

Item 1. Description of Registrant’s Securities to be Registered.

The class of securities to be registered hereby are depositary shares (the “Depositary Shares”), each representing a 1/1,000th interest in a share of 7.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series F, no par value, with a liquidation preference of $25,000 (the “Series F Preferred Stock”), of Wintrust Financial Corporation, an Illinois corporation (the “Company”).

The descriptions of the Depositary Shares and the underlying shares of Series F Preferred Stock are incorporated herein by reference to the descriptions included under the captions “Description of Depositary Shares” and “Description of Preferred Stock,” respectively, in the Prospectus Supplement dated May 8, 2025, as filed with the Securities and Exchange Commission (the “SEC”) on May 9, 2025 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, to the Prospectus dated May 9, 2023, included in the Company’s registration statement on Form S-3 (File No. 333-271788) filed with the SEC on May 9, 2023. The Depositary Shares are expected to be listed on The NASDAQ Global Select Market.

Item 2. Exhibits.

Exhibit No.	Description
3.1

Amended and Restated Articles of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, Exhibits 3.1 and 3.2 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 29, 2011 and Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012).

3.2

Restated Certificate of Designations of the Company filed on May 5, 2023 with the Secretary of State of the State of Illinois designating the preferences, limitations, voting powers and relative rights of the Series D Preferred Stock (incorporated by reference to Exhibit 3.2 of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023).

3.3

Certificate of Designations of the Company filed on May 7, 2020 with the Secretary of State of the State of Illinois designating the preferences, limitations, voting powers and relative rights of the Series E Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 8, 2020).

3.4

Certificate of Designations of the Company filed on May 9, 2025 with the Secretary of State of the State of Illinois designating the preferences, limitations, voting powers and relative rights of the Series F Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 14, 2025).

3.5

Amended and Restated By-laws of the Company, as amended (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 1, 2024)

4.1

Form of Deposit Agreement, by and among the Company, U.S. Bank Trust Company, National Association, as registrar and as depositary, and the holders from time to time of the depositary receipts described therein.

4.2	Form of depositary receipt representing the Depositary Shares (included as Exhibit A to Exhibit 4.1 hereto).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

WINTRUST FINANCIAL CORPORATION
Date: May 21, 2025	By:	/s/ David A. Dykstra
Name: David A. Dykstra Title: Vice Chairman and Chief Operating Officer